UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
July 25, 2007

EESTech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32863	33-0922627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 S. Highway 89, Building 1, Suite H-5
Chino Valley, Arizona 86323
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (928) 636-6255

(former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act(17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition

This filing updates and amends the Current Report on Form 8-K filed by EESTech, Inc. (the “Company”) on September 7, 2007 (the “Filing”), which Filing is incorporated herein by reference. All comparisons of the value of Australian dollars to United States dollars are made as of July 25, 2007, the date of the closing of the transactions outlined in the Filing.

The Filing describes the details of an acquisition of 250,000 ordinary shares of ComEnergy Pty. Ltd (“ComEnergy”), which equaled 50% of the outstanding shares of ComEnergy (the “Shares”), from Commonwealth Scientific and Industrial Research Organisation (“CSIRO”) pursuant to the Share Sale Deed dated June 1, 2007. The price per share to be paid to CSIRO by the Company was AUD 2.12 (approximately US $1.80) per share, or a total price of AUD 530,000 (approximately US $450,500). Of this total purchase price, cash consideration of approximately AUD 300,000 (approximately US $255,000) was paid to CSIRO and approximately AUD 230,000 (approximately US $195,500) was paid in the form of an intercompany loan. At the time of this acquisition, CSIRO and the Company anticipated that the outstanding debt of ComEnergy owed to CSIRO would be assigned to the Company after the closing of the transaction. The debt never was assigned to the Company; instead, the approximately AUD 230,000 was used to pay off the outstanding debt of ComEnergy to CSIRO and the Company converted the approximately AUD 230,000 intercompany loan to equity as full and final payment for the Shares.

As a result, the last paragraph under Item 2.01 of the Filing is deleted in its entirety and the following is inserted in its place: “The Company paid total cash consideration of AUD 530,000 for 50% of the ordinary shares of ComEnergy (approximately US $450,500 as of July 25, 2007).”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EESTech, Inc.
Date: December 10, 2007
	By:	/s/ Ian Hutcheson
	Name: Title:	Ian Hutcheson Chief Financial Officer